Exhibit 99.1

October 26, 2005	Contact Information:
For Immediate Release	Thomas J. Jansen
Executive VP Finance and Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Second Quarter Results

MILWAUKEE, WI – October 26, 2005

Rexnord Corporation, a leading manufacturer of precision motion technology products, today reported its summary results for the second quarter of its fiscal year 2006.

Second Quarter Highlights:

•                  Second quarter sales grew 37.1% over the prior year second quarter - reflecting growth attributable to the Falk acquisition

•                  Core sales growth in the second quarter (year-over-year sales in both existing and acquired businesses) grew 9.5% compared to the prior year second quarter

•                  Income from operations increased 56.1% to $30.9 million; net income increased 48.1% to $7.7 million

•                  Adjusted EBITDA grew 53% to $49.6 million or 18.1% of sales

•                  Prepaid $24 million of term debt in the quarter – $34 million through first half of fiscal 2006

Bob Hitt, Rexnord’s Chief Executive Officer, said, “Our second quarter results highlight and demonstrate our continued commitment to improving our financial performance via operational execution and reducing our debt while remaining focused on the needs of our customers.  Our sales and Adjusted EBITDA grew 37% and 53% respectively, compared to the prior year second quarter while our adjusted EBITDA margins expanded 180 basis points to 18.1% from 16.3% a year ago.  In addition, we prepaid $24 million of term debt during the quarter and $34 million through the first six months of fiscal 2006, compared to $4 million in the first six months of last year.”  Hitt continued, “Through the first half of fiscal 2006 the underlying industrial economy has continued to be relatively strong as our industrial channel partners, OEM customers and end-users have all experienced solid growth.  We’ve driven 9% core sales growth in the industrial part of our business through the first half of fiscal 2006 by capitalizing on our diverse end-market exposure and product line breadth within the industrial portion of our business.  The aerospace products portion of our business continues to experience significant demand, with sales up 24% through the first six months of fiscal 2006.”  Hitt concluded, “To date the integration of Falk is on track and has gone exceptionally well.  We’re beginning to see the benefits of implementing the Rexnord Business System within the former Falk businesses and we expect to continue to make progress over the rest of the year.  In addition to the operational side of the integration, we’ve made significant progress integrating the two businesses from a commercial and customer perspective and the feedback on the value the combination brings to our customers continues to be outstanding.  Our priorities in the second half of fiscal 2006 remain the same as the first half; focus on our customers, execute operationally, integrate the Falk acquisition and generate cash to reduce our debt.”

Second Quarter:

Solid core sales growth and Adjusted EBITDA margins expand over prior year

Sales in the second quarter were $273.3 million, an improvement of 37.1% or $74.0 million over the prior year quarter.  Core sales growth (year-over-year sales in both existing and acquired businesses) in the second quarter was 9.5% on a consolidated basis compared to the prior year second quarter.  The growth in core sales within industrial products was 8.6% compared to the prior year quarter as the end-markets of forest products, energy and construction equipment continued to be strong in the second quarter, as did several end-markets tied to natural resource extraction, metals processing and infrastructure expansion (mining, cement, aggregates).  Sales of aerospace products continued to post solid growth in the second quarter with sales increasing 20.6% compared to the prior year quarter.  Second quarter sales were favorably impacted by 1.4% or $2.8 million as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the second quarter of fiscal 2006 increased 53.1% to $49.6 million or 18.1% of sales compared to $32.4 million or 16.3% of sales in the prior year second quarter.  Adjusted EBITDA in the second quarter of fiscal 2006 excludes $3.9 million of restructuring and other similar costs related to our acquisition integration and other restructuring activities and includes $1.9 million of LIFO income. Conversely, in the prior year second quarter, Adjusted EBITDA included $1.1 million of LIFO expense.

Gross profit in the second quarter grew 40.7% to $86.8 million or 31.8% of sales, compared to $61.7 million or 31.0% of sales in the second quarter of fiscal 2005.  Selling, general and administrative expense (“SG&A”) expressed as a percentage of sales continues to decline.  In the second quarter the percent of sales declined 110 basis points to 17.6% from 18.7% in the prior year second quarter.

Income from operations in the second quarter of fiscal 2006 grew 56.1% or $11.1 million to $30.9 million as the inclusion of the Falk acquisition and improved operating leverage across our overall cost structure, specifically selling, general and administrative costs, drove the improvement compared to the prior year.  The increase in income from operations was partially offset by higher interest expense arising from additional indebtedness as a result of the Falk acquisition, higher other non-operating expenses (primarily foreign exchange) and additional income tax expense as a result of higher pre-tax income.  As a result, net income in the second quarter grew to $7.7 million compared to $5.2 million in the second quarter of last year.

Six Months of Fiscal 2006:

Double-digit core sales growth and Adjusted EBITDA growth of 40.4% through six months

Sales in the first half of fiscal year 2006 were $513.2 million, a 32.2% improvement over the first half of last year.  Core sales growth (year-over-year sales in both existing and acquired businesses) in the first half was 10.2% on a consolidated basis as sales of industrial products grew 9.2% and aerospace products grew 23.5% compared to the prior year first half.  From a sales channel perspective, sales at our industrial distribution partners, OEM customers and end users are all posting solid year over year growth compared to the prior year first half driven by a mix of solid end-user demand via after-market replacement parts and project based activity across a broad spectrum of industrial sectors, particularly forest products, energy, natural resource extraction and metals processing.  The aerospace product line continues to perform well, with orders up 22% through the first six months and a backlog 53% higher than one year ago.  First half sales were favorably impacted by 1.2% or $4.6 million as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the first six months of fiscal 2006 increased 40.4% to $88.9 million or 17.3% of sales compared to the prior year first half.  Adjusted EBITDA in the first half of fiscal 2006 excludes $5.8 million of restructuring and other similar costs related to our acquisition integration and other restructuring activities.

Gross profit margin through the first six months of fiscal 2006 was 30.8% compared to 31.6% through the first half of fiscal 2005.  The decline in gross profit margin was driven by the inclusion of Falk which has lower aggregate gross profit margins compared to historical stand-alone Rexnord.  SG&A expressed as a percentage of sales through the first six months of fiscal 2006 is 17.5%, 190 basis points lower than the first six months of last fiscal year.

Income from operations through the first half of fiscal 2006 grew 39.4% or $15.5 million to $54.8 million as the inclusion of the Falk acquisition and improved operating leverage across our overall cost structure, specifically SG&A, drove the improvement compared to the prior year first half.  The increase in income from operations was partially offset by higher interest expense arising from additional indebtedness as a result of the Falk acquisition, higher other non-operating expenses (primarily financing expenses and foreign exchange) and finally additional income tax expense as a result of higher pre-tax income.  As a result, net income through the first half of fiscal 2006 grew to $12.6 million compared to $10.2 million in the second quarter of last year.

Prepaid $24 million of term debt in the quarter - $75 million over the past twelve months

At the end of the second quarter, the Company had total debt of $783.3 million and cash on hand of $13.1 million after reducing total debt by $25 million in the quarter.  The Company’s leverage ratio (Debt-to-EBITDA as defined in the Company’s credit agreement) at the end of the second quarter was 4.5x versus 4.9x at the end of the first quarter of fiscal 2006 (June 2005, following the acquisition of Falk) and 3.9x at the end of the prior fiscal year (March 2005, prior to the acquisition of Falk).  Interest coverage (EBITDA-to-Interest as defined in the Company’s credit agreement) ended the second quarter at 2.8x compared to 2.7x as of the end of the first quarter and 3.2x at the end of fiscal 2005.

Outlook

Bob Hitt, Rexnord’s Chief Executive Officer, continued, “We expect to continue to make progress on operational execution as well as the integration of Falk and Rexnord.  Looking immediately ahead to the third quarter, we expect our third quarter results to be significantly above those posted in the third quarter of last year.  Our outlook for the remainder of fiscal 2006 assumes that the economic conditions remain relatively stable from where they are today.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as an indicator of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flow included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading manufacturer of precision motion technology products.  The Company has over 5,900 employees located at more than 35 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its second quarter results on a conference call on October 27 at 10:00 a.m. EDT.  The call will be conducted by Robert A. Hitt, CEO and Thomas J. Jansen, CFO.  The conference call can be accessed via telephone as follows:

Domestic toll-free #       1-877-704-5385

International toll #       1-913-312-1303

Access Code:  1544496

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

A replay of the conference call will be available until November 10, 2005.

Replay domestic toll-free #       1-888-203-1112

Replay international toll #         1-719-457-0820

Replay access code:                         1544496

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties described in our fiscal 2005 Form 10-K. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

(in millions)

	Three Months Ended		Six Months Ended
	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$273.3	$199.3	$513.2	$388.1

Cost of sales	186.5	137.6	355.1	265.3
Gross profit	86.8	61.7	158.1	122.8

Selling, general and administrative expenses	48.0	37.2	89.9	75.3
Restructuring and other similar costs	3.9	1.3	5.8	1.3
Amortization of intangible assets	4.0	3.4	7.6	6.9
Income from operations	30.9	19.8	54.8	39.3

Non-operating income (expense):
Interest expense, net	(16.2)	(11.0)	(29.8)	(21.6)
Other, net	(1.5)	0.1	(2.9)	(0.5)
Income before income taxes	13.2	8.9	22.1	17.2
Provision for income taxes	5.5	3.7	9.5	7.0
Net income	$7.7	$5.2	$12.6	$10.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	October 2, 2005	March 31, 2005
	(Unaudited)
Assets
Current assets:
Cash	$13.1	$26.3
Receivables, net	158.4	127.7
Inventories	185.5	127.7
Other current assets	21.3	18.1
Total current assets	378.3	299.8

Property, plant and equipment, net	357.6	263.9
Intangible assets, net	138.6	111.3
Goodwill	680.8	575.1
Other assets	32.0	27.3
Total assets	$1,587.3	$1,277.4

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.4	$3.3
Trade payables	83.7	78.3
Income taxes payable	2.3	3.7
Deferred income taxes	11.6	12.8
Compensation and benefits	39.3	32.6
Current portion of pension obligations	16.6	13.6
Current portion of postretirement benefit obligations	5.7	5.7
Other current liabilities	45.9	30.9
Total current liabilities	207.5	180.9

Long-term debt	780.9	503.4
Pension obligations	63.0	75.8
Postretirement benefit obligations	33.0	34.2
Deferred income taxes	59.4	50.2
Other liabilities	7.7	8.2
Total liabilities	1,151.5	852.7

Stockholders’ equity
Common stock, $0.01 par value; authorized 5,000,000 shares; issued and outstanding 3,622,031 shares at October 2, 2005 and 3,615,428 shares at March 31, 2005	0.1	0.1
Additional paid in capital	362.7	361.6
Retained earnings	58.0	45.4
Accumulated other comprehensive income	15.0	17.6
Total stockholders’ equity	435.8	424.7
Total liabilities and stockholders’ equity	$1,587.3	$1,277.4

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended
	October 2, 2005	October 3, 2004
	(Unaudited)	(Unaudited)
Operating activities
Net income	$12.6	$10.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	20.7	15.8
Amortization of intangible assets	7.6	6.9
Amortization of deferred financing costs	1.8	1.6
Other noncash items	0.3	(1.0)
Changes in operating assets and liabilities:
Receivables	5.0	8.6
Inventories	(7.7)	(9.9)
Other assets	(2.1)	(0.5)
Accounts payable	(10.1)	(11.1)
Accruals and other liabilities	2.7	(11.8)
Cash provided by operating activities	30.8	8.8

Investing activities
Expenditures for property, plant and equipment	(12.7)	(13.0)
Proceeds from dispositions of fixed assets	—	1.0
Acquisition of The Falk Corporation, net of cash acquired of $4.9 million	(301.3)	—
Cash used for investing activities	(314.0)	(12.0)

Financing activities
Proceeds from issuance of long-term debt	312.0	—
Net payments on long-term debt	(35.2)	(4.0)
Payment of financing fees	(7.5)	—
Proceeds from issuance of common stock	1.0	1.9
Cash provided by (used for) financing activities	270.3	(2.1)

Effect of exchange rate changes on cash	(0.3)	(0.1)
Decrease in cash	(13.2)	(5.4)
Cash at beginning of period	26.3	21.8
Cash at end of period	$13.1	$16.4

Reconciliation of EBITDA and Adjusted EBITDA (1)

(Unaudited)

	Three Months Ended		Six Months Ended
(in millions)	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004

Net income	$7.7	$5.2	$12.6	$10.2
Interest expense, net	16.2	11.0	29.8	21.6
Provision for income taxes	5.5	3.7	9.5	7.0
Depreciation and amortization	14.8	11.3	28.3	22.7

EBITDA	44.2	31.2	80.2	61.5

Adjustments to EBITDA(1):
Restructuring and other similar costs	3.9	1.3	5.8	1.3
Other (income) expense, net	1.5	(0.1)	2.9	0.5
Subtotal Adjustments to EBITDA	5.4	1.2	8.7	1.8

Adjusted EBITDA	$49.6	$32.4	$88.9	$63.3

Memo: LIFO expense (income)	(1.9)	1.1	(1.5)	1.1

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring and other (income) expense.  For the three and six months ending October 2, 2005, restructuring and other similar costs of $3.9 million and $5.8 million respectively, relates to restructuring expense associated with plant consolidation and severance and related costs.  Other (income) expense consists of:  (i) management fee expense of $0.5 million and $1.0 million, respectively, (ii) foreign currency losses of $0.6 million and $0.8 million, respectively, (iii) attorney fees incurred as part of the refinancing of our credit agreement of $0.2 million and $0.9 million, respectively, and (iv) other miscellaneous expenses of $0.2 million and $0.2 million, respectively.  For the three and six months ending October 3, 2004, restructuring and other similar costs of $1.3 million and $1.3 million respectively, relates to restructuring expense associated with severance and related costs.  Other (income) expense consists of:  (i) management fee expense of $0.5 million and $1.0 million, respectively and (ii) a gain on the sale of fixed assets of ($0.9) million and ($0.9) million, respectively, and (iii) foreign currency losses of $0.3 million and $0.4 million, respectively.

EFFECT OF CURRENCY TRANSLATION ON SALES

The Company’s press release contains information regarding the effect of currency translation on sales which is a non-GAAP measure.  Rexnord believes this provides useful information to investors because it reflects performance of the Company without the effect of changes in currency rates, which is outside the control of management.  Management uses sales excluding translation as a measure to monitor and evaluate the Company’s regional performance.

The following is a reconciliation of reported sales to sales excluding currency translation for the three and six month periods ended October 2, 2005.

	Three Months Ended October 2, 2005			Six Months Ended October 2, 2005
(in millions)	Sales	Currency Translation	Sales Excluding Currency Translation	Sales	Currency Translation	Sales Excluding Currency Translation

United States	$184.9	$—	$184.9	$355.9	$—	$355.9
Canada	13.2	(0.8)	12.4	22.4	(1.5)	20.9
Europe	56.4	(0.7)	55.7	105.6	(1.3)	104.3
Rest of World	18.8	(1.3)	17.5	29.3	(1.8)	27.5
	$273.3	$(2.8)	$270.5	$513.2	$(4.6)	$508.6